Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

Bethpage, N.Y., February 25, 2010 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the fourth quarter and full year ended December 31, 2009.

Fourth quarter consolidated net revenues grew 5.0% to $2.145 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services, Rainbow and Madison Square Garden, offset by a decline at Newsday.  Consolidated adjusted operating cash flow (“AOCF”) (1) grew 13.5% to $682.8 million compared to the prior year period, and consolidated operating income increased to $397.8 million from a loss of $139.8 million in the prior year period.

For full year 2009, consolidated net revenues increased 7.5% to $7.773 billion, reflecting revenue growth in Telecommunications Services, Rainbow, Madison Square Garden and a full year of revenue at Newsday and Sundance in 2009 compared to a partial year in 2008.  Consolidated AOCF grew 12.2% to $2.579 billion and consolidated operating income grew 105.5% to $1.415 billion for full year 2009.  (Full year 2008 operating income was unfavorably impacted by impairment charges at both Newsday and VOOM HD.)

Operating highlights for the fourth quarter and full year 2009 include:

•                  Full year Consolidated Free Cash Flow from Continuing Operations(1)  of $827.3 million

•                  Revenue Generating Units (“RGU”) additions of 99,100 and 297,700 for the fourth quarter and full year, respectively

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) of $144.03 in the fourth quarter of 2009

•                  Cable advertising revenue growth of 13.2% in the fourth quarter of 2009, compared to the prior year period.

Cablevision President and CEO James L. Dolan commented:  “Cablevision performed exceptionally well in 2009, especially considering the overall challenging economic environment.  The ongoing strength of our core businesses continued to drive the company’s results, which included solid revenue growth and double-digit increases in AOCF for both the fourth quarter and full year.  The company also generated 63 percent more free cash flow in 2009, compared with 2008, and continued to maintain its industry-leading penetration rates for its video, voice and high-speed Internet services for yet another year. Earlier this month, Cablevision successfully completed the spin off of Madison Square Garden, and we expect that having Cablevision and MSG move forward as two separate companies will be beneficial for shareholders,” concluded Mr. Dolan.

Results from Continuing Operations (2)

Segment results for the quarters ended December 31, 2009 and 2008 are as follows:

(Full year segment results are shown on pages 8 and 9 of this earnings release)

	Revenues, Net		AOCF		Operating Income (Loss)
$ millions	Q4 2009	Q4 2008	Q4 2009	Q4 2008	Q4 2009	Q4 2008

Telecommunications	$1,385.3	$1,313.3	$578.6	$521.0	$364.6	$297.1
Rainbow	281.7	263.9	68.8	66.3	36.5	(9.2)
MSG	412.0	397.6	63.2	24.4	44.3	5.6
Newsday	90.3	107.1	11.1	10.3	(2.0)	(407.6)
Other (including eliminations)	(24.3)	(38.1)	(38.9)	(20.6)	(45.6)	(25.7)
Total Company	$2,145.0	$2,043.8	$682.8	$601.4	$397.8	$(139.8)

(1)          See definition of adjusted operating cash flow (“AOCF”) and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

(2)          Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

Telecommunications Services — Cable Television and Lightpath

Telecommunications Services includes Cable Television — Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for the fourth quarter 2009 rose 5.5% to $1.385 billion, AOCF grew 11.1% to $578.6 million and operating income increased 22.7% to $364.6 million, all compared to the prior year period.

Full year 2009 net revenues rose 5.2% to $5.432 billion, AOCF increased 9.4% to $2.228 billion, and operating income increased 19.5% to $1.340 billion, all as compared to the prior year period.

Cable Television

Cable Television fourth quarter 2009 net revenues increased 5.2% to $1.324 billion, AOCF rose 11.1% to $553.6 million and operating income increased 22.5% to $359.4 million, each compared to the prior year period.  The fourth quarter 2009 increases in net revenues, AOCF and operating income were principally driven by the growth in digital video, high-speed data, and voice customers as well as higher rates.

The fourth quarter 2009 results reflect:

•                  Basic video customers down 2,800 or 0.1% from September 2009 and down 45,100 or 1.5% from December 2008

•                  iO: Interactive Optimum digital video customers up 4,800 or 0.2% from September 2009 and 55,900 or 2.0% from December 2008

•                  Optimum Online high-speed data customers up 45,700 or 1.8% from September 2009 and 112,500 or 4.6% from December 2008

•                  Optimum Voice customers up 51,400 or 2.6% from September 2009 and 174,400 or 9.3% from December 2008

•                  Revenue Generating Units up 99,100 or 0.9% from September 2009 and 297,700 or 2.9% from December 2008

•                  Cable Television RPS of $144.03, up $3.00 or 2.1% from the third quarter of 2009 and up $9.18 or 6.8% from the fourth quarter of 2008.

Optimum Lightpath

For fourth quarter 2009, Lightpath net revenues increased 1.7% to $66.3 million, AOCF increased 9.3% to $25.0 million and operating income rose 42.7% to $5.1 million, each as compared to the prior year period.  The improved results were due principally to the continued expansion of the more efficient, higher margin Ethernet business.

Rainbow

Rainbow consists of the Rainbow National Services (“RNS”) — AMC, WE tv and IFC — as well as Other Programming which includes:  Sundance Channel (effective June 16, 2008), News 12 Networks, VOOM HD (domestic programming discontinued in January 2009), IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

Rainbow net revenues for the fourth quarter of 2009 increased 6.7% to $281.7 million, AOCF rose 3.7% to $68.8 million, and operating income grew $45.8 million to $36.5 million, all compared to the prior year period.

Full year 2009 net revenues rose 6.5% to $1.043 billion, AOCF grew 25.0% to $314.8 million and operating income increased 127.6% to $177.8 million, all compared to 2008.  (2008 operating income includes impairment charges relating to VOOM HD.)

AMC/WE tv/IFC

Fourth quarter 2009 net revenues grew 12.9% to $216.1 million, AOCF increased 1.5% to $86.9 million and operating income grew 0.7% to $70.3 million, each compared to the prior year period.

The fourth quarter 2009 AOCF results reflect:

•                  Viewing subscriber increases of 2.4% at WE tv, 2.4% at IFC and 1.9% at AMC, all compared to December 2008

•                  A 7.6% increase in affiliate revenue compared to the prior year period

•                  A 19.9% increase in advertising revenue, as compared to the prior year period, driven principally by higher units sold at AMC and higher ratings at WE tv

•                  A 22.2% increase in operating costs compared to the prior year period, primarily due to increased programming and marketing costs at AMC and WE tv.

Other Programming

Fourth quarter 2009 net revenues decreased 4.4% to $75.1 million, AOCF improved 6.1% to a deficit of $18.1 million and operating loss improved 57.3% to a loss of $33.8 million, all as compared to the prior year period.  The revenue decline was primarily the result of the discontinuation of the VOOM HD domestic programming business offset in part by increased revenues at IFC in Theatres (which simultaneously releases independent films in theatres and on cable’s On Demand platform).  The improvement to the AOCF deficit and operating loss was primarily due to net cost savings related to VOOM HD as well as improved results at IFC in Theatres.  (Fourth quarter 2008 operating loss includes impairment charges relating to VOOM HD.)

Newsday

The Newsday segment consists of Newsday, a daily newspaper that primarily serves Long Island; amNewYork, a free daily serving New York City; various Internet properties including Newsday.com; and Star Community Publishing, a group of weekly shopper publications.

Newsday’s fourth quarter 2009 net revenues decreased 15.7% to $90.3 million as a result of a 20.1% decline in advertising revenue offset slightly by a 1.2% rise in circulation revenue.  AOCF grew 8.0% to $11.1 million primarily due to compensation, newsprint and other expense reductions.  Operating loss improved to a loss of $2.0 million.  The operating loss in the fourth quarter of 2008 was impacted by a $402.4 million impairment charge.

Newsday’s full year 2009 net revenues were $342.3 million, AOCF was $21.8 million and operating loss was $12.6 million.  Newsday’s prior year 2008 net revenues were $180.6 million, AOCF was $18.8 million and operating loss was $403.3 million.  Newsday’s prior year 2008 results include the period from July 30, 2008 through year end 2008.

Madison Square Garden

Madison Square Garden’s primary businesses include: MSG Media (MSG, MSG Plus, Fuse, and MSG Interactive), MSG Entertainment and MSG Sports (including the New York Knicks, the New York Rangers, the New York Liberty and a wide variety of other premiere live sporting events).  Its operations include the MSG Arena, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre and The Chicago Theatre.  In addition there is a booking arrangement related to the Wang Theatre in Boston.

On February 9, 2010, Cablevision completed its tax free spin-off of Madison Square Garden and distributed to its stockholders all of the capital stock of Madison Square Garden, Inc., its subsidiary which owns all of the businesses that were included in its Madison Square Garden segment.  The Madison Square Garden operations are included in Cablevision’s consolidated financial statements within continuing operations for all periods presented in this release.  The Madison Square Garden segment will be presented as discontinued operations for all historical periods through the Distribution date beginning with the quarter ended March 31, 2010.

Madison Square Garden’s fourth quarter 2009 net revenues increased 3.6% to $412.0 million, AOCF increased 159.3% to $63.2 million and operating income increased $38.8 million to $44.3 million, all compared to fourth quarter 2008.

MSG’s fourth quarter results were impacted by:

•                  MSG Media, including a $12.7 million increase in network affiliate revenue as well as a $2.0 million decrease in operating costs

•                  MSG Entertainment, including a $6.1 million increase in event-related variable costs due in part to the expenses associated with a new production in 2009, coupled with a $0.6 million decrease in event revenue

•                  MSG Sports, including a $20.6 million decrease in expenses resulting from lower net provisions for certain team personnel transactions and NBA luxury tax.

Madison Square Garden’s full year 2009 net revenues increased 1.9% to $1.062 billion, AOCF increased 102.2% to $123.3 million and operating income increased $65.8 million to $47.7 million, all as compared to the prior year.

Other Matters

In addition, on February 24, 2010, the Board of Directors of Cablevision declared a quarterly dividend of $0.10 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock. This quarterly dividend is payable on March 29, 2010 to shareholders of record at the close of business on March 8, 2010.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation (NYSE: CVC) is one of the nation’s leading media and entertainment companies.  Its assets include its cable television operations, which provide industry-leading services to more than 3 million New York area households, and its award-winning television networks, which deliver some of today’s most watched programming to hundreds of millions of consumers worldwide.  A state-of-the-art cable system enables the company to offer a full suite of advanced residential and business communications services that include its iO TV® digital television, Optimum Online® high-speed Internet, Optimum Voice® digital voice, Optimum WiFi® wireless Internet, and its Optimum Lightpath® integrated business communications solutions.  Cablevision also serves the New York area with compelling local content through News 12 Networks, a local news leader; MSG Varsity, a suite of television and online services covering high school activities; and, Newsday Media Group, a business unit that includes Newsday, Long Island’s leading daily newspaper.  In addition, through Rainbow Media Holdings LLC, Cablevision operates successful programming and entertainment businesses, such as AMC, IFC, Sundance Channel, WE tv and IFC Entertainment.  The company also owns and operates Clearview Cinemas, which includes Manhattan’s famed Ziegfeld Theatre, a frequent and historic venue for film premieres and events.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com .

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Executive Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (888) 694-4641/ Conference ID Number 55408930

Conference call replay number (706) 645-9291/ Conference ID Number 55408930 until March 4, 2010

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009 (a)	2008 (a)	2009 (a)	2008 (a)

Revenues, net	$2,144,964	$2,043,772	$7,773,276	$7,230,116

Adjusted operating cash flow	$682,840	$601,448	$2,578,534	$2,297,445
Share-based compensation expense	(14,706)	(8,431)	(68,090)	(50,900)
Restructuring expense	(5,038)	(51,130)	(10,728)	(49,883)
Operating income before depreciation and amortization	663,096	541,887	2,499,716	2,196,662
Depreciation and amortization (including impairments)	265,313	681,654	1,084,248	1,507,809
Operating income (loss)	397,783	(139,767)	1,415,468	688,853
Other income (expense):
Interest expense, net	(183,903)	(200,147)	(746,638)	(782,874)
Loss on investments, net	(632)	(60,603)	(981)	(136,414)
Gain on equity derivative contracts, net	1,726	55,729	631	118,219
Loss on interest rate swap contracts, net	(14,893)	(183,741)	(78,868)	(205,683)
Write-off of deferred financing costs	(3,315)	—	(3,864)	—
Loss on extinguishment of debt	(48,098)	—	(69,593)	(2,424)
Miscellaneous, net	621	433	4,864	2,069
Income (loss) from continuing operations before income taxes	149,289	(528,096)	521,019	(318,254)
Income tax benefit (expense)	(70,666)	195,872	(235,702)	83,028
Income (loss) from continuing operations	78,623	(332,224)	285,317	(235,226)
Loss from discontinued operations, net of taxes	—	(2)	(18)	(946)
Net income (loss)	78,623	(332,226)	285,299	(236,172)
Net loss (income) attributable to noncontrolling interests	(218)	9,071	273	8,108
Net income (loss) attributable to Cablevision Systems Corporation shareholders	$78,405	$(323,155)	$285,572	$(228,064)

Basic net income (loss) per share attributable to Cablevision Systems Corporation shareholders:

Income (loss) from continuing operations	$0.27	$(1.11)	$0.98	$(0.78)
Income from discontinued operations	$—	$—	$—	$—
Net income (loss)	$0.27	$(1.11)	$0.98	$(0.79)
Basic weighted average common shares (in thousands)	292,773	290,693	291,759	290,286

Diluted net income (loss) per share attributable to Cablevision Systems Corporation shareholders:
Income (loss) from continuing operations	$0.26	$(1.11)	$0.96	$(0.78)
Income from discontinued operations	$—	$—	$—	$—
Net income (loss)	$0.26	$(1.11)	$0.96	$(0.79)
Diluted weighted average common shares (in thousands)	301,513	290,693	298,444	290,286

Amounts attributable to Cablevision Systems Corporation shareholders:
Income (loss) from continuing operations, net of taxes	$78,405	$(323,153)	$285,590	$(227,118)
Loss from discontinued operations, net of taxes	—	(2)	(18)	(946)
Net income (loss)	$78,405	$(323,155)	$285,572	$(228,064)

(a)                      Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)

(Dollars in thousands, except per share data)

(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•                  Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•                  Restructuring credits (expense).  This adjustment eliminates the expenses or credits associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•                  Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

	Twelve Months Ended December 31,
	2009 (a)	2008 (a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS (b)
Net cash provided by operating activities (c)	$1,637,599	$1,416,586
Less: capital expenditures (d)	(810,304)	(909,101)
Consolidated free cash flow from continuing operations	$827,295	$507,485

(a)                      Excludes the net operating results of FSN Bay Area and Rainbow DBS’ distribution operations which are reported in discontinued operations.  Discontinued operations used a total of $7.1 million in cash for the twelve months ended December 31, 2008.

(b)                     See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow from continuing operations.

(c)                      The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)                     See page 12 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended December 31,
	2009 (a)	2008 (a)	% Change

Cable Television	$1,324,325	$1,258,316	5.2%
Optimum Lightpath	66,315	65,206	1.7%
Eliminations (b)	(5,384)	(10,195)	47.2%
Total Telecommunications	1,385,256	1,313,327	5.5%
AMC/WE tv/IFC	216,091	191,317	12.9%
Other Programming (c)	75,149	78,584	(4.4)%
Eliminations (b)	(9,572)	(6,023)	(58.9)%
Total Rainbow	281,668	263,878	6.7%
MSG	411,999	397,558	3.6%
Newsday (d)	90,304	107,129	(15.7)%
Other (e)	22,876	21,881	4.5%
Eliminations (f)	(47,139)	(60,001)	21.4%
Total Cablevision	$2,144,964	$2,043,772	5.0%

	Twelve Months Ended December 31,
	2009 (a)	2008 (a)	% Change

Cable Television	$5,197,802	$4,961,008	4.8%
Optimum Lightpath	255,549	248,776	2.7%
Eliminations (b)	(21,851)	(44,417)	50.8%
Total Telecommunications	5,431,500	5,165,367	5.2%
AMC/WE tv/IFC	815,413	741,482	10.0%
Other Programming (c)	254,666	262,805	(3.1)%
Eliminations (b)	(26,712)	(24,154)	(10.6)%
Total Rainbow	1,043,367	980,133	6.5%
MSG	1,062,417	1,042,958	1.9%
Newsday (d)	342,336	180,597	—
Other (e)	82,100	76,872	6.8%
Eliminations (f)	(188,444)	(215,811)	12.7%
Total Cablevision	$7,773,276	$7,230,116	7.5%

(a)                      Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)                     Represents intra-segment revenues.

(c)                      Includes News 12 Networks, VOOM HD Networks (domestic programming discontinued in January 2009), Sundance (effective June 16, 2008), Lifeskool (sold in October 2008), sportskool (sold in September 2008), IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(d)                     Newsday’s financial information for 2008 reflects its operating results from July 30, 2008 through year end 2008.

(e)                      Represents net revenues of Clearview Cinemas, PVI Virtual Media and certain other items.

(f)                        Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended December 31,		%	Three Months Ended December 31,		%
	2009 (a)	2008 (a)	Change	2009 (a)	2008 (a)	Change

Cable Television	$553,609	$498,128	11.1%	$359,428	$293,468	22.5%
Optimum Lightpath	24,954	22,826	9.3%	5,146	3,607	42.7%
Total Telecommunications	578,563	520,954	11.1%	364,574	297,075	22.7%
AMC/WE tv/IFC	86,886	85,605	1.5%	70,273	69,757	0.7%
Other Programming (b)	(18,089)	(19,258)	6.1%	(33,751)	(78,990)	57.3%
Total Rainbow	68,797	66,347	3.7%	36,522	(9,233)	—
MSG	63,244	24,394	159.3%	44,337	5,563	—
Newsday (c)	11,091	10,269	8.0%	(1,961)	(407,591)	99.5%
Other (d)	(38,855)	(20,516)	(89.4)%	(45,689)	(25,581)	(78.6)%
Total Cablevision	$682,840	$601,448	13.5%	$397,783	$(139,767)	—

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Twelve Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2009 (a)	2008 (a)	Change	2009 (a)	2008 (a)	Change

Cable Television	$2,132,903	$1,953,264	9.2%	$1,325,443	$1,117,922	18.6%
Optimum Lightpath	95,065	82,620	15.1%	14,858	3,925	—
Total Telecommunications	2,227,968	2,035,884	9.4%	1,340,301	1,121,847	19.5%
AMC/WE tv/IFC	363,308	332,484	9.3%	295,075	265,182	11.3%
Other Programming (b)	(48,512)	(80,702)	39.9%	(117,249)	(187,041)	37.3%
Total Rainbow	314,796	251,782	25.0%	177,826	78,141	127.6%
MSG	123,344	60,990	102.2%	47,746	(18,019)	—
Newsday (c)	21,775	18,766	—	(12,615)	(403,348)	—
Other (d)	(109,349)	(69,977)	(56.3)%	(137,790)	(89,768)	(53.5)%
Total Cablevision	$2,578,534	$2,297,445	12.2%	$1,415,468	$688,853	105.5%

(a)          Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)         Includes News 12 Networks, VOOM HD Networks (domestic programming discontinued in January 2009), Sundance (effective June 16, 2008), Lifeskool (sold in October 2008), sportskool (sold in September 2008), IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(c)          Newsday’s financial information for 2008 reflects its operating results from July 30, 2008 through year end 2008.

(d)         Includes unallocated corporate general and administrative costs, operating results of Clearview Cinemas, MSG Varsity, PVI Virtual Media, and certain other items.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION

	December 31, 2009	September 30, 2009	December 31, 2008

Revenue Generating Units (in thousands)
Basic Video Customers	3,063	3,066	3,108
iO Digital Video Customers	2,893	2,888	2,837
Optimum Online High-Speed Data Customers	2,568	2,522	2,455
Optimum Voice Customers	2,052	2,001	1,878
Total Revenue Generating Units	10,576	10,477	10,278

Customer Relationships (in thousands) (a)	3,314	3,305	3,325

Homes Passed (in thousands)	4,829	4,803	4,732

Penetration
Basic Video to Homes Passed	63.4%	63.8%	65.7%
iO Digital to Basic Penetration	94.4%	94.2%	91.3%
Optimum Online to Homes Passed	53.2%	52.5%	51.9%
Optimum Voice to Homes Passed	42.5%	41.7%	39.7%

Revenues for the three months ended (dollars in millions)

Video (b)	$778	$771	$744
High-Speed Data	291	287	278
Voice	198	194	182
Advertising	33	28	29
Other (c)	24	23	25
Total Cable Television Revenue	$1,324	$1,303	$1,258

Average Monthly Revenue per Basic Video Customer (“RPS”) (d)	$144.03	$141.03	$134.85

(a)                      Number of customers who receive at least one of the company’s services.

(b)                     Includes analog, digital, PPV, VOD and DVR revenue.

(c)                      Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(d)                     RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video customers for the quarter.

RAINBOW

	December 31, 2009	September 30, 2009	December 31, 2008

Viewing Subscribers
(in thousands)
AMC	87,700	86,900	86,100
WE tv	62,500	62,200	61,000
IFC	50,100	49,800	48,900
Sundance	37,900	34,000	30,800

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

CAPITALIZATION

December 31, 2009

Cash and cash equivalents	$354,748

Bank debt	$5,298,750
Senior notes and debentures	5,321,883
Senior subordinated notes	323,817
Collateralized indebtedness	375,832
Capital lease obligations	56,541
Debt	$11,376,823

LEVERAGE

Debt	$11,376,823
Less: Collateralized indebtedness of unrestricted subsidiaries (a)	375,832
Cash and cash equivalents	354,748
Net debt	$10,646,243

Leverage Ratios (b)

Consolidated net debt to AOCF leverage ratio (a) (c)	4.2x
Restricted Group leverage ratio (Bank Test) (d) (e)	3.6x
CSC Holdings notes and debentures leverage ratio (d) (e)	3.6x
Cablevision senior notes leverage ratio (e) (f)	4.7x
Rainbow National Services notes leverage ratio (g)	3.2x

(a)                      Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)                     Leverage ratios are based on face amount of outstanding debt.

(c)                      AOCF is annualized based on the fourth quarter 2009 results, as reported, except with respect to Madison Square Garden, which is based on a trailing 12 months.

(d)                     Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures (which exclude Cablevision’s approximately $1.9 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Rainbow, Madison Square Garden and Newsday). The annualized AOCF (as defined) used in the Restricted Group leverage ratio and the CSC Holdings notes and debentures leverage ratio is $2.24 billion.

(e)                      Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.

(f)                        Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s approximately $1.9 billion of senior notes plus the $682 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(g)                     Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures. The annualized AOCF (as defined) used in the notes ratio is $387.4 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

CAPITAL EXPENDITURES

	Three Months Ended December 31,
	2009	2008

Consumer premise equipment	$65,312	$72,655
Scalable infrastructure	30,542	69,494
Line extensions	7,767	8,274
Upgrade/rebuild	4,412	5,662
Support	43,179	33,813
Total Cable Television	151,212	189,898
Optimum Lightpath	27,706	19,465
Total Telecommunications	178,918	209,363
Rainbow	11,843	16,147
MSG	22,121	27,497
Newsday	1,810	2,240
Other (Corporate, Clearview Cinemas, MSG Varsity and PVI)	12,452	20,275
Total Cablevision	$227,144	$275,522

CAPITAL EXPENDITURES

	Twelve Months Ended December 31,
	2009	2008

Consumer premise equipment	$328,148	$379,748
Scalable infrastructure	131,847	191,315
Line extensions	30,501	29,721
Upgrade/rebuild	18,593	9,659
Support	103,959	100,902
Total Cable Television	613,048	711,345
Optimum Lightpath	83,444	72,366
Total Telecommunications	696,492	783,711
Rainbow	20,678	31,727
MSG	59,361	55,192
Newsday	7,514	3,045
Other (Corporate, Clearview Cinemas, MSG Varsity and PVI)	26,259	35,426
Total Cablevision	$810,304	$909,101